UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 16, 2026

VOLATO GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41104	86-2707040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1954 Airport Road, Suite 124

Chamblee, GA 30341

(Address of principal executive offices) (zip code)

844-399-8998

Registrant’s telephone number, including area code

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SOAR	NYSE American LLC
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $287.50	SOARW	OTC Markets Group, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Services Agreement with Christopher M. Ensey

On September 16, 2026, Volato Group, Inc. (the “Company”) entered into an Executive Services Agreement (the “Services Agreement”) with Christopher M. Ensey, the Company’s Chief Executive Officer and a member of the Company’s Board of Directors (the “Board”). The Services Agreement is effective as of September 11, 2026, the date on which Mr. Ensey began providing services to the Company in connection with the closing of the Company’s previously reported merger with Alignment Engine Inc. (“Aligned”) pursuant to the Agreement and Plan of Merger, dated as of August 25, 2026, by and among the Company, Volato Alignment Merger Sub, LLC and Aligned. Prior to the merger, Mr. Ensey served as Chief Executive Officer of Aligned.

Under the Services Agreement, Mr. Ensey will serve as the Company’s Chief Executive Officer in his individual capacity as an independent contractor, reporting directly to the Board, and will perform his services principally from Puerto Rico. Because Mr. Ensey is engaged as an independent contractor, he is not eligible to participate in the Company’s employee benefit plans, except to the extent participation is expressly required by applicable law, and is responsible for his own income and self-employment taxes on amounts paid under the Services Agreement.

The Services Agreement provides for an annual services fee of $400,000, payable in equal monthly installments and subject to review by the Board at least annually.

The Services Agreement also provides that, subject to approval by the Board, stockholder approval of a new equity incentive plan to be submitted to the Company’s stockholders at the next annual meeting, and Mr. Ensey’s execution of a restricted stock award agreement, Mr. Ensey will be granted a restricted stock award covering a number of shares of the Company’s common stock equal to five percent (5%) of the Company’s fully diluted capitalization as of the date of the Services Agreement (the “Restricted Shares”). The Restricted Shares will vest in five tranches, each equal to one percent (1%) of such fully diluted capitalization, upon the Company’s achievement of certain milestones as set forth below:

Tranche	Market Capitalization (60-trading-day average)[1]	Contracted Capacity[2]	Vesting (% of Fully Diluted Capitalization)
T1	$2.5 billion	~63 MW	1%
T2	$4.2 billion	~105 MW	1%
T3	$7.0 billion	~175 MW	1%
T4	$11.0 billion	~275 MW	1%
T5	$17.0 billion	~400 MW	1%
Total			5%

(1) Based upon a 60-trading-day average and net of any capital raised by the Company.

(2) Signed, non-cancelable customer contracts or delivered capacity.

Unvested Restricted Shares will be forfeited upon termination of Mr. Ensey’s service relationship with the Company for any reason, except that, if the Company terminates Mr. Ensey’s services without Cause or Mr. Ensey terminates his services for Good Reason (each as defined in the Services Agreement), and the applicable contracted capacity milestone has been achieved, the unvested Restricted Shares will vest proportionately based on the ratio of the Company’s actual market capitalization at the time of termination to the next market capitalization tranche level. A Change in Control (as defined in the Services Agreement) will not accelerate vesting of the Restricted Shares, except that, if the applicable contracted capacity milestone has been achieved, the unvested Restricted Shares will vest proportionately based on the ratio of the aggregate consideration received in the Change in Control to the next market capitalization tranche level.

If the Company terminates Mr. Ensey’s services without Cause or Mr. Ensey terminates his services for Good Reason, Mr. Ensey will be entitled to a termination payment equal to twenty-four (24) months of his annual services fee, payable in installments on the Company’s regular payment schedule, subject to his return of Company property and execution and non-revocation of a separation and release agreement.

The Services Agreement also provides for (i) directors’ and officers’ liability insurance coverage and the Company’s standard indemnification agreement for officers and directors, (ii) the Board’s nomination of Mr. Ensey for re-election to the Board at each annual meeting while he serves as Chief Executive Officer, without additional compensation for Board service, and his resignation from the Board upon termination of his services, (iii) a requirement that Mr. Ensey sell vested Company shares only in accordance with Company policies and pursuant to a Rule 10b5-1 trading plan, and (iv) customary provisions regarding Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), a “best net” cutback under Section 280G of the Code, and clawback of compensation as required by law or stock exchange listing requirements. Mr. Ensey also executed a proprietary information, inventions assignment, confidentiality and restrictive covenant agreement with the Company, which is attached as an exhibit to the Services Agreement.

The foregoing summary of the Services Agreement does not purport to be complete and is qualified in its entirety by reference to the Services Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statement and Exhibits

Exhibit No.	Description

10.1	Executive Services Agreement, effective as of September 11, 2026, between Volato Group, Inc. and Christopher M. Ensey.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2026

Volato Group, Inc.

By:	/s/ Mark Heinen
Name:	Mark Heinen
Title:	Chief Financial Officer

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